Exhibit 99.1

Criteo Provides an Update to its Financial Guidance for the Second Quarter 2020

New York, NY – July 6, 2020 – Criteo S.A. (NASDAQ: CRTO), the global technology company powering the world's marketers with trusted and impactful advertising, today provides an update to its financial outlook for the second quarter 2020.

As a result of better than expected business performance, in particular in the Americas and EMEA and across Retail Media solutions, Criteo is raising its guidance for the second quarter 2020 and, as of July 6, 2020, now expects:

•Revenue ex-TAC1 in the range of $174 million to $175 million, or down approximately 19% from prior year’s second quarter at constant currency, including an estimated negative COVID-19 impact in the quarter of approximately $40 million;

•Adjusted EBITDA1 in the range of $32 million to $33 million, reflecting positive flow-through of higher than expected Revenue ex-TAC and continued expense control, partially offset by a higher allowance for bad debt due to the impact of COVID-19 on select customers;

•In addition, while not included in the original second quarter 2020 guidance, positive Free Cash-Flow1 in the second quarter, partly reflecting the relative strength of the updated Adjusted EBITDA range.

For perspective, this compares to the prior guidance for the second quarter 2020 of Revenue ex-TAC of $140 million to $147 million (or a decline of approximately 32% to 35% versus the second quarter last year at constant currency) and Adjusted EBITDA of $0 to $7 million. The prior guidance for the second quarter 2020 was provided as part of the Company’s first quarter 2020 earnings release on April 29, 2020.

Criteo plans to report its full second quarter 2020 results later this month.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as non-GAAP financial measures by the U.S. Securities and Exchange Commission (the "SEC"): Revenue ex-TAC, Adjusted EBITDA and Free Cash Flow. These measures are not calculated in accordance with U.S. GAAP.

Revenue ex-TAC is the revenue excluding Traffic Acquisition Costs ("TAC") generated over the applicable measurement period. Revenue ex-TAC, is a key measure used by our management and board of directors to evaluate the operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, we believe that the elimination of

1 Revenue ex-TAC, Adjusted EBITDA and Free Cash Flow are not measures calculated in accordance with U.S. GAAP.

TAC from revenue can provide a useful measure for period-to-period comparisons of our business and across geographies. Accordingly, we believe that Revenue ex-TAC provides useful information to investors and the market generally in understanding and evaluating the operating results in the same manner as our management and board of directors.

Adjusted EBITDA is the consolidated earnings before financial income (expense), income taxes, depreciation and amortization, adjusted to eliminate the impact of equity awards compensation expense, pension service costs, restructuring costs, acquisition-related costs and deferred price consideration. Adjusted EBITDA is a key measure used by our management and board of directors to understand and evaluate the core operating performance and trends, to prepare and approve the annual budget and to develop short- and long-term operational plans. In particular, we believe that by eliminating equity awards compensation expense, pension service costs, restructuring costs, acquisition-related costs and deferred price consideration, Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the business. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and the market generally in understanding and evaluating the results of operations in the same manner as our management and board of directors.

Free Cash Flow is defined as cash flow from operating activities less acquisition of intangible assets, property, plant and equipment and change in accounts payable related to intangible assets, property, plant and equipment. Free Cash Flow is a key measure used by our management and board of directors to evaluate the Company's ability to generate cash. Accordingly, we believe that Free Cash Flow permits a more complete and comprehensive analysis of available cash flows.

Use of non-GAAP financial measures has limitations as an analytical tool, and you should not consider such non-GAAP measures in isolation or as a substitute for analysis of our financial results as reported under U.S. GAAP. Some of these limitations are: 1) other companies, including companies in our industry which have similar business arrangements, may address the impact of TAC differently; and 2) other companies may report Revenue ex-TAC, Adjusted EBITDA and Free Cash Flow or similarly titled measures but calculate them differently, which reduces their usefulness as comparative measures. Because of these and other limitations, you should consider these measures alongside our U.S. GAAP financial results, including revenue and net income.

Forward-Looking Statements Disclosure

This press release contains forward-looking statements, including statements that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially. Factors that might cause or contribute to such differences include, but are not limited to: failure related to our technology and our ability to respond to changes in technology, uncertainty regarding the scope and impact of the recent outbreak of the coronavirus referred to as COVID-19 on our operations, revenue and cash flows, uncertainty regarding our ability to access a consistent supply of internet display advertising inventory and expand access to such inventory, investments in new business opportunities and the timing of these investments, whether the projected benefits of acquisitions materialize as expected, uncertainty regarding international growth and expansion, the impact of competition, uncertainty regarding legislative, regulatory or self-regulatory developments regarding data privacy matters and the impact of efforts by other participants in our industry to comply therewith, failure to enhance our brand cost-effectively, recent growth rates not being indicative of future growth, our ability to manage growth, potential fluctuations in operating results, our ability to grow our base of clients, and the financial impact of maximizing Revenue ex-TAC, as well as risks related to future opportunities and plans, including the uncertainty of expected future financial performance and results and those risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in the Company’s SEC filings and reports, including the Company’s Annual Report on Form 10-K filed with the SEC on March 2, 2020, as well as future filings and reports by the Company. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events, changes in expectations or otherwise.

About Criteo

Criteo (NASDAQ: CRTO) is the global technology company powering the world's marketers with trusted and impactful advertising. 2,700 Criteo team members partner with over 20,000 customers and thousands of publishers around the globe to deliver effective advertising across all channels, by applying advanced machine learning to unparalleled data sets. Criteo empowers companies of all sizes with the technology they need to better know and serve their customers. For more information, please visit www.criteo.com.

Contacts

Criteo Investor Relations
Edouard Lassalle, VP, Head of Market Relations, e.lassalle@criteo.com
Friederike Edelmann, IR Director, f.edelmann@criteo.com

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